Exhibit 99.1

Hillenbrand Third Quarter Revenue Increased 7% to $396 Million

•	Revenue of $396 million increased 7% organically; Process Equipment Group revenue grew 12%

•	Net income grew 7% to $33 million and adjusted EBITDA grew 8% to $72 million

•	EPS of $0.52 increased 8% and adjusted EPS of $0.53 was flat year-over-year

•	Order backlog continued to strengthen to $606 million, a 16% increase over the prior year and a 9% sequential improvement

•	Solid cash flow from operations of $84 million

•	Reaffirming Fiscal 2017 guidance for GAAP EPS of $1.85 to $1.95 and adjusted EPS of $2.00 to $2.10, with revenue growth of 1% to 3%

BATESVILLE, Ind., August 2, 2017 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the third quarter of fiscal 2017, which ended June 30, 2017.

Third Quarter Results
Revenue of $396 million grew 7% organically compared to the prior year, driven by continued demand in the Process Equipment Group for plastics projects, as well as screening and separating equipment, including machines used to process proppants for hydraulic fracturing. That growth was partially offset by lower demand for burial caskets in the Batesville segment.

“We continue to be encouraged by positive demand in the industrial end markets we serve, which has been the trend for the past three quarters. The steps we took during the prior two years to strengthen our business have positioned us well to capitalize on areas of growth and resulted in strong operating leverage this quarter. We delivered the highest adjusted EBITDA margin in the Process Equipment Group since the acquisition of Coperion in the first quarter of fiscal 2013,” said Joe A. Raver, president and chief executive officer of Hillenbrand.

Net income increased $2 million to $33 million, or $0.52 per share, and adjusted net income was flat at $34 million, or $0.53 per share. Earnings growth was offset by a higher effective tax rate compared to last year, primarily due to the mix of income being weighted more to higher tax jurisdictions. Adjusted EBITDA grew 8% from the prior year to $72 million. Adjusted EBITDA margin increased 20 basis points to 18.3%, driven by pricing and productivity improvements, which were partially offset by unfavorable mix and inflation.

Hillenbrand generated robust cash flow from operations of $84 million in the third quarter due to strong net income and improved working capital management. Year-to-date operating cash flow of $104 million was lower than last year by $86 million, primarily due to the previously disclosed $80 million contribution to the company’s U.S. defined benefit pension plan in October of 2016. Free cash flow was 228% of net income in the quarter, keeping the business on track to achieve its goal of free cash flow greater than net income for the year, excluding the impact of the pension contribution. The company paid down $35 million of debt and repurchased approximately 310,000 shares for $11 million in the third quarter.

"In addition to double-digit organic revenue growth in the Process Equipment Group, we have solid momentum with our highest level of backlog in three years," Raver added. “The Hillenbrand Operating Model is the foundation of our culture and we are using it to advance our goal of becoming a world-class industrial company.”

Process Equipment Group
Process Equipment Group revenue was $259 million, an increase of 12% year-over-year, or 14% excluding the impact of foreign currency. The growth was driven by continued strength in the demand for plastics projects, as well as screening and separating equipment, including machines used to process proppants for hydraulic fracturing. Adjusted EBITDA margin of 19.4% increased 130 basis points, due to pricing and productivity improvements, partially offset by unfavorable product mix. Order backlog has grown in each of the last three quarters, building to $606 million at the end of the third quarter, 16% higher than the prior year. Backlog increased 9% sequentially driven by screening and separating equipment, and plastics and flow control projects.

Batesville
Batesville revenue of $137 million was 2% lower than the prior year as burial demand declined primarily due to what is estimated to be an increased rate at which families opted for cremation. Adjusted EBITDA margin of 24.5% was lower by 20 basis points compared to the prior year as a result of higher commodity and fuel costs, partially offset by productivity improvements.

Fiscal 2017 Guidance
Hillenbrand is reaffirming 2017 guidance:

•	Revenue growth of 1% to 3%

◦	Process Equipment Group revenue up 3% to 5%

◦	Batesville revenue down 1% to 3%

•	GAAP EPS of $1.85 to $1.95

•	Adjusted EPS of $2.00 to $2.10

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, August 3, 2017
Dial-In for U.S. and Canada: 1-877-201-0168
Dial-In for International: +1-647-788-4901
Conference call ID number: 48842079
Webcast link: http://ir.hillenbrand.com (archived through Saturday, September 2, 2017)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, August 17, 2017
Replay ID number: 48842079
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (http://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, restructuring and restructuring related charges, and trade name impairment. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net revenue	$395.9	$371.0	$1,147.3	$1,109.7
Cost of goods sold	243.5	227.5	720.3	695.3
Gross profit	152.4	143.5	427.0	414.4
Operating expenses	86.3	87.2	254.7	256.6
Amortization expense	7.3	7.2	21.7	25.6
Interest expense	6.5	6.6	18.9	18.9
Other (expense) income, net	(1.1)	(0.3)	(3.0)	(1.9)
Income before income taxes	51.2	42.2	128.7	111.4
Income tax expense	16.6	10.9	38.2	31.9
Consolidated net income	34.6	31.3	90.5	79.5
Less: Net income attributable to noncontrolling interests	1.7	0.6	2.5	2.7
Net income(1)	$32.9	$30.7	$88.0	$76.8

Net income(1) — per share of common stock:
Basic earnings per share	$0.52	$0.49	$1.38	$1.21
Diluted earnings per share	$0.52	$0.48	$1.37	$1.21
Weighted average shares outstanding (basic)	63.4	63.4	63.6	63.3
Weighted average shares outstanding (diluted)	63.9	63.9	64.1	63.8

Cash dividends declared per share	$0.2050	$0.2025	$0.6150	$0.6075

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Nine Months Ended June 30,
	2017	2016
Net cash provided by operating activities	$103.7	$189.7
Net cash used in investing activities	(12.3)	(251.5)
Net cash (used in) provided by financing activities	(72.5)	63.8
Effect of exchange rates on cash and cash equivalents	0.6	(2.7)
Net cash flows	19.5	(0.7)

Cash and cash equivalents:
At beginning of period	52.0	48.3
At end of period	$71.5	$47.6

Free Cash Flow and Free Cash Flow to Net Income Conversion Rate Computations
(in millions)

Three Months Ended June 30,
2017
Net cash provided by operating activities	$83.9
Less:
Capital expenditures	5.1
Free cash flow	$78.8

Consolidated net income	$34.6

Free cash flow to net income conversion rate	228%

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net Income(1)	$32.9	$30.7	$88.0	$76.8
Restructuring and restructuring related	0.8	1.7	10.2	9.1
Business acquisition and integration	0.4	0.7	1.0	3.5
Inventory step-up	—	(0.1)	—	2.4
Backlog amortization	—	(0.1)	—	4.5
Trade name impairment	—	2.2	—	2.2
Tax effect of adjustments	(0.4)	(1.5)	(4.1)	(7.5)
Adjusted Net Income(1)	$33.7	$33.6	$95.1	$91.0

Diluted EPS	$0.52	$0.48	$1.37	$1.21
Restructuring and restructuring related	0.01	0.03	0.16	0.14
Business acquisition and integration	0.01	0.01	0.01	0.06
Inventory step-up	—	—	—	0.04
Backlog amortization	—	—	—	0.07
Trade name impairment	—	0.03	—	0.03
Tax effect of adjustments	(0.01)	(0.02)	(0.06)	(0.12)
Adjusted Diluted EPS	$0.53	$0.53	$1.48	$1.43

(1) Net income attributable to Hillenbrand

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA:
Process Equipment Group	$50.3	$41.8	$120.3	$109.8
Batesville	33.5	34.6	107.2	109.5
Corporate	(11.5)	(9.3)	(28.5)	(26.6)
Less:
Interest income	(0.2)	(0.3)	(0.5)	(0.8)
Interest expense	6.5	6.6	18.9	18.9
Income tax expense	16.6	10.9	38.2	31.9
Depreciation and amortization	13.5	14.3	42.1	46.2
Business acquisition and integration	0.4	0.7	1.0	3.5
Inventory step-up	—	(0.1)	—	2.4
Restructuring and restructuring related	0.9	1.5	8.8	8.9
Trade name impairment	—	2.2	—	2.2
Consolidated net income	$34.6	$31.3	$90.5	$79.5

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission on November 16, 2016, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange commission on August 2, 2017. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com